SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

John Hancock Tax-Advantaged Dividend Income Fund 601 Congress Street Boston, MA 02210-2805
Dear Fellow Shareholders:
          You have an important decision to make. Your Board urges you to re-elect the two experienced Trustees of your Fund, James F. Carlin and William H. Cunningham, at your Fund’s March 31, 2008 Annual Meeting by voting the enclosed GOLD proxy card. Even if you already sent in a different proxy card, you can still support your Board by voting the GOLD proxy card today.
          Your current Board is working for your interests and it is being noticed.
          Institutional Shareholder Services Inc., an independent prominent adviser to sophisticated institutional investors on proxy voting matters, unequivocally recommends that shareholders vote as your Board of Trustees has recommended FOR Mr. Carlin and FOR Mr. Cunningham. According to ISS: “the incumbent board has taken steps to reduce the NAV discount.”
          Let’s Set the Record Straight. Western Investment LLC’s mailings fail to state important facts and make baseless and untruthful assertions. Consider the following:
Six of the seven current Trustees, including Messrs. Carlin and Cunningham, are independent. They were elected by you — the Fund’s shareholders! They certainly were not “handpicked” by the management company as Western would have you believe. Further, the Board Chairman has always been an independent Trustee.
Western has made 182 trades — 110 buys and 72 sells — in shares of the Fund since January 2006. We Trustees don’t see how the dissidents, who truly have been handpicked by Western’s hedge funds, can reconcile their loyalty to these active traders with the fiduciary duties that they would owe to all HTD shareholders if elected.
Western is seeking election of two Trustees to further Western’s short-term interests, not the interests of shareholders who seek tax-advantaged dividend income over the long term. Western wants your Board to authorize a self-tender offer for 25% — 30% of your Fund’s shares at 95% of its net asset value. This action will artificially increase the share trading price for a brief time — long enough for Western to reap a very sizable short-term profit. Western’s own materials reveal that Western purchased more than 99% of its record date Fund shares just since October 17, 2007.
Your Board believes that such a tender may jeopardize the Fund’s ability to sustain its current attractive, tax-advantaged distribution rate. In addition, there is currently no evidence that one-time tender offers are successful over the long-term in closing a fund’s discount. As the table below illustrates, almost all of the fund’s discounts either widened or were minimally impacted following the tender.

Closed-end Funds with one time Tender Offer Activity — 2003 through 2007*

				3 Mo. Avg.
				Discount	3 Mo. Avg.
		Tender	Tender	Before	Discount Post	Discount
		Announce	Expiration	Announce	Expiration	Change
Name of Fund	Ticker	Date	Date	(%)	(%)	(%)
MFS Government Markets Income Trust	MGF	10/04/07	11/14/07	(6.22)	(7.65)	1.43
Putnam Premier Income Trust	PPT	02/15/07	07/12/07	(10.89)	(11.86)	0.97
Putnam Municipal Opportunities Trust	PMO	02/15/07	07/12/07	(9.72)	(9.79)	0.07
Putnam Municipal Bond Fund	PMG	02/15/07	07/11/07	(9.44)	(9.70)	0.26
Putnam Master Intermediate Income Trust	PIM	02/15/07	07/11/07	(9.78)	(10.72)	0.94
Putnam Managed Municipal Income Trust	PMM	02/15/07	07/10/07	(7.65)	(7.59)	(0.06)
Putnam High Income Securities Fund	PCF	02/15/07	07/10/07	(7.91)	(10.57)	2.66
Putnam High Yield Municipal Trust	PYM	02/15/07	07/09/07	(8.60)	(8.21)	(0.39)
Putnam Investment Grade Municipal Trust	PGM	02/15/07	07/09/07	(8.90)	(9.41)	0.51
European Equity Fund	EEA	10/27/05	12/12/05	(9.35)	(10.76)	1.41
Delaware Investments Global Dividend & Income Fund	DGF	05/20/05	06/30/05	(7.89)	(1.17)	(6.72)
Neuberger Berman Real Estate Income Fund (Denali Fund)	DNY	09/23/04	10/29/04	(10.64)	(12.83)	2.19
Alliance World Dollar Government Fund II	AWF	09/15/03	11/14/03	(6.78)	(3.57)	(3.21)
Templeton Dragon Fund	TDF	04/24/03	05/22/03	(10.51)	(7.48)	(3.03)

Source: UBS Investment Bank

*	Bold represents the funds where the tender offer had little or no material impact on the fund’s discount, or actually saw a widening of the discount following the offering period. Of the 14 one-time tender offers that occurred between 2003 and 2007, 11 of the funds showed no improvement of their discount following the tender.
Western has not offered any novel ideas to narrow the discount that your Board has not already considered and, where deemed appropriate in the interests of all shareholders, implemented. Western claims that its dissident nominees would bring a focus to full value through a managed distribution policy or share repurchases. Your Board has already taken substantial steps toward these ends. Your Board:
•	Approved, in 2006, applying to the SEC for permission to distribute long-term gains more often than regulations currently allow. When granted, this authority should allow the regular distribution rate to be enhanced even further.

•	Approved an open-market share repurchase program to provide an added measure of liquidity with a balanced structure that positively impacts the Fund’s net asset value for all shareholders.
Western asserts that improvement in the discount is a result of their purchases and public filings. The public record shows that the discount decreased after your Board announced a level distribution plan and share repurchase program on December 4, 2007. The discount decreased from 12.83% to 6.63% as of January 25, 2008 — before Western’s first public filings.

Your current Board, including Mr. Carlin and Mr. Cunningham, has taken actions that benefit all HTD shareholders. Your Board:
•	Approved a level distribution plan and a substantial increase in the regular distribution rate in 2007. Your Fund’s annual distribution rate of nearly 9% (based on the Fund’s February 29, 2008 market value) is the third highest in its UBS tax-advantaged peer group.

•	Approved applying to the SEC for permission to distribute long-term gains more often than regulations currently allow.

•	Approved an open-market share repurchase program.

•	Approved strategy changes to allow the manager additional flexibility to further enhance yield, including the two changes being presented for your approval in the current proxy.

•	Approved management and other contracts that have resulted in your Fund’s expense ratio being well below the average of its UBS tax-advantaged peer group.
          Tell the Dissidents No Thanks. Send a clear message to Western’s hedge funds that you do not want to empower their chosen candidates to further their own short-term trading strategies at the expense of long-term shareholders.
          Your vote matters. We need your help to protect your investment. Please act today by returning the GOLD proxy card. If you hold your shares in “street name”, you can also vote by telephone at 1-800-454-8683 or internet at www.proxyvote.com (please consult the GOLD proxy card and the materials that you have received from your broker or bank for further information).
Your Fund has filed a proxy statement with the Securities and Exchange Commission regarding the matters to be acted upon at the 2008 Annual Meeting. Shareholders are urged to carefully review the proxy statement and your Fund’s other proxy materials because they contain important information. This letter may be deemed to be solicitation material with respect to the proxy statement. Investors may obtain a free copy of the proxy statement and other proxy materials at the Securities and Exchange Commission’s web site at www.sec.gov. Investors may also obtain free copies of the proxy statement and other documents filed by your Fund in connection with the Annual Meeting by directing a request to:
The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071
(866) 745-0264
(toll free)
Yours very truly,
The Board of Trustees, John Hancock Tax-Advantaged Dividend Income Fund
The performance data and discount rates contained within this material represent past performance and past discount rates, which does not guarantee future results. Statements in this letter that are not historical facts are forward-looking statements as defined by United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.